THIS DEBENTURE HAS BEEN ACQUIRED FOR  INVESTMENT  PURPOSES ONLY AND HAS NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS DEBENTURE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

     THIS DEBENTURE IS SUBJECT TO THE TERMS AND PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT AMONG INFOCROSSING, INC., AND CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P., STRATEGIC ASSOCIATES, L.P., CAMDEN PARTNERS STRATEGIC FUND II-A, L.P., AND CAMDEN PARTNERS STRATEGIC FUND II-B, L.P., DATED AS OF FEBRUARY 1, 2002, AS AMENDED FROM TIME TO TIME, AND THE HOLDERS OF THIS DEBENTURE ARE ENTITLED TO THE BENEFITS THEREOF.

                               INFOCROSSING, INC.

                        12% SENIOR SUBORDINATED DEBENTURE


$____________                                                   February 1, 2002


SECTION 1. GENERAL; INTEREST.

     1.1 General. For value received, INFOCROSSING, INC., a Delaware corporation (the "Company") (the Company, including any successors of the Company (by way of merger, consolidation, sale or otherwise), the "Payor"), hereby promises to pay to the order of Cahill, Warnock Strategic Partners Fund, L.P. or such payee's successors or assigns (the "Payee"), $____________ or such lesser principal amount, plus any accrued and unpaid interest thereon and all other obligations arising hereunder (the "Indebtedness"), which may be outstanding hereunder on February 1, 2005 (the "Maturity Date"), provided, however, that the Maturity Date may be extended until February 1, 2006 at the sole option of the Payor upon written notice to the Payee delivered at least 60 days before the Maturity Date as in effect prior to giving effect to such extension or such earlier date as all obligations under the Debenture have been paid in full provided, further, that the Payor may not extend the Maturity Date if a Default has occurred. This Debenture is one of the Debentures (each a "Debenture" and collectively, the "Debentures") issued pursuant to that certain Securities Purchase Agreement, dated as of February 1, 2002 (the "Purchase Agreement"), by and between the Payor, Cahill Warnock Strategic Partners Fund, L.P., a Delaware limited partnership ("CW"), Strategic Associates, L.P., a Delaware limited partnership ("SA"), Camden Partners Strategic Fund II-A, L.P., a Delaware limited partnership ("Camden II-A"), and Camden Partners Strategic Fund II-B, L.P., a Delaware limited partnership ("Camden II-B" and together with CW, SA and Camden II-A, each a "Payee" and collectively, the "Payees"). The unpaid principal amount of this Debenture and the accrued and unpaid interest thereon, shall be payable in U.S. Dollars by wire transfer of immediately available funds to the account of the Payee or by certified or official bank check payable to the Payee mailed to the Payee at the address of the Payee as set forth on the records of the Payor or such other address as shall be designated in writing by the Payee to the Payor. Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement.

     1.2 Guaranty. This Debenture is unconditionally guaranteed by the Subsidiaries of the Payor (the "Guarantors"), pursuant to a Guaranty (each, a "Guaranty") executed and delivered on the date hereof by each Subsidiary of the Payor, to which reference is made for a statement of the nature and extent of the benefits and security for this Debenture afforded thereby and the rights of the holder of this Debenture and the Guarantor in respect hereof.

     1.3 Interest. The Payor promises to pay interest on the outstanding principal amount of this Debenture at the rate of (i) 12% per annum for the period commencing on the date hereof (the "Closing Date") and ending on February 1, 2004, (ii) 13% per annum for the period commencing on February 1, 2004 and ending on the Maturity Date or such earlier date as all obligations under this Debenture have been paid in full, and (iii), if the Maturity Date is extended, 14% per annum commencing on February 1, 2005 and ending on the Maturity Date as so extended or such earlier date as all obligations under the Debenture have been paid in full (the "Interest Rate"); provided, however, that upon the occurrence of an Event of Default, the Payor promises to pay interest on the outstanding principal amount of this Debenture at the rate of seventeen percent (17%) per annum (or, if less, to the maximum rate allowed under applicable law) ("Default Interest") from the date that such Event of Default has occurred and is continuing until the date such Event of Default is cured, waived in writing by the Payee or all Indebtedness under this Debenture has been paid in full. The Payor shall pay interest (the "Interest Amount") semi-annually in arrears on each July 31 and January 31 of each year or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an "Interest Payment Date"). Interest shall be payable, at the option of the Payor, in (i) cash in U.S. Dollars by wire transfer to Payee of immediately available funds equal to such Interest Amount, (ii) additional Debentures in an aggregate principal amount equal to the aggregate Interest Amount due to the Payee on such Interest Payment Date ("PIK Debentures") with Additional Warrants (as such term is defined in Section 2 below), or (iii) a combination of cash and PIK Debentures with Additional Warrants. The Payor shall signify its election to make payment of an Interest Amount in the form of cash or PIK Debentures with Additional Warrants, or a combination of cash and PIK Debentures with Additional Warrants, by notifying the Payee of such election at least twenty (20) days prior to each Interest Payment Date. If the Payor fails to give notice under the preceding sentence, the payment shall be made in cash. Interest on this Debenture shall accrue daily, and compound semi-annually, from the date of issuance until the date of repayment in full of the principal amount of this Debenture, plus any accrued and unpaid interest thereon. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. Subject to Applicable Law, any interest that shall accrue on Default Interest on this Debenture and shall not have been paid in full on or before the next Interest Payment Date to occur after the Interest Payment Date on which the Default Interest became due and payable shall itself be deemed to be overdue interest on this Debenture. PIK Debentures shall contain terms and conditions (including rate of interest) substantially similar (except for the date of issuance and aggregate principal amount thereof) as those in this Debenture. "Business Day" shall mean any other day other than a Saturday, a Sunday or a day on which banking institutions in New York City, New York are not required to be open.

SECTION 2. WARRANT.

     As part of the consideration for the loan evidenced by this Debenture, the Payor has authorized and issued, initially, warrants to purchase (the "Initial Warrants") 2 million shares of the Common Stock, par value $.01 per share, of the Payor (the "Common Stock") to the Payee. The Initial Warrants shall be exercisable in accordance with the terms and conditions of that certain Warrant Agreement, of even date herewith, between the Payor and the Payees (the "Warrant Agreement"). If the Payor elects to pay any of the Interest Amount in PIK Debentures, the Payor will issue additional warrants (the "Additional Warrants") as more fully set forth in the Warrant Agreement. Notwithstanding anything to the contrary set forth herein no Additional Warrants shall be issued with respect to any PIK Debentures issued prior to February 1, 2004; provided that, to the extent that any Debentures remain outstanding on such date, the Payor shall issue Additional Warrants to purchase one (1) share of Common Stock for each $10.00 aggregate principal amount of PIK Debentures actually issued on, or prior to, February 1, 2004, and, thereafter, shall issue Additional Warrants in respect of all PIK Debentures in accordance with the terms thereof. The Initial Warrants and this Debenture are not attached and may be separately assigned. Any PIK Debentures and Additional Warrants to be issued also shall not be attached and may be separately assigned.

SECTION 3. PREPAYMENT.

     3.1 Prepayment at the Option of the Payor.

          (a) Prepayment in Full. The principal amount of this Debenture, together with the accrued and unpaid interest thereon, may be prepaid in whole, without premium, at the option of the Payor at any time.

          (b) Partial Prepayment. At the Payor's option, the Payor may make one (and only one) partial prepayment of at least 50% of the principal amount of this Debenture, without premium, together with the accrued and unpaid interest thereon, at any time.

     3.2 Mandatory Prepayment. Unless agreed to in writing by the Payee, the Payor shall be required to prepay all Indebtedness:

               (i) upon a Change of Control. The Payor shall provide the Payee with written notice ten (10) business days prior to a Change of Control. For purposes of this Section 3.2 only, "Change of Control" means any event or series of events that results in (A) any Person or entity (an "Acquiring Person") other than (x) one or more members of the Control Group, and (y) the Payees and their Affiliates, obtaining at least 35% of the Payor's Common Stock (calculated on a fully-diluted basis), provided, that the acquisition by an Acquiring Person of more than 35% of the Payor's Common Stock shall not be a Change of Control so long as the Control Group and the Payees jointly hold more of the Payor's Common Stock (calculated on a fully-diluted basis) than the Acquiring Person; (B) the merger, consolidation, reorganization, recapitalization, dissolution or liquidation of the Payor as a result of which the stockholders of the Payor immediately prior to giving effect to such transaction do not own more than 50% or more of the securities of the Payor ordinarily entitled to vote for the election of Directors, immediately after giving effect to such transactions; (C) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Payor and its Subsidiaries taken as a whole; or (D) the adoption of a plan leading to the liquidation or dissolution of the Payor. "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity. "Control Group" shall include Zach Lonstein, DB Capital Investors, L.P., Sandler Capital Partners V, L.P., Sandler Internet Partners, L.P. and Sandler Co-Investment Partners, L.P. and their Affiliates; and

               (ii) pursuant to Section 4 hereof.

SECTION 4. EVENTS OF DEFAULT.

     4.1 Definition. In each case of the happening of the following events (each of which is an "Event of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, a "Default"),

          (a) (i) if a default occurs in the due observance or performance of any covenant or agreement of the Payor to be observed or performed pursuant to Section 6.1, Section 6.2, Section 6.4, Section 6.6, or Section 6.7 of the Purchase Agreement and such default shall continue for more than fifteen (15) days after notice thereof from Payee; or (ii) if any default occurs in the due observance or performance of any covenant or agreement of the Payor to be observed or performed pursuant to Section 5.7, Section 6.3 or Section 6.5 of the Purchase Agreement;

          (b) if a default occurs in the due observance or performance of any covenant or agreement of the Payor to be observed or performed pursuant to the terms of this Debenture or any of the Financing Documents (other than those set forth in Section 4.1(a) above) and such default shall continue for more than forty-five (45) days after notice thereof from the Payee;

          (c) if a default occurs in the payment of any principal or interest under this Debenture and such default shall continue for more than ten (10) business days from the date such payment is due;

          (d) if any representation or warranty of the Payor in this Debenture, the Purchase Agreement or that certain Escrow Agreement of even date herewith, by and among the Payor, the Payee and the Escrow Agreement named therein shall prove to have been false in any material respects upon the Closing Date or if such representation or warranty is made as of a specific date, as of such date;

          (e) if any representation or warranty of any Subsidiary of the Payor in any Guaranty shall prove to have been false in any material respects upon the Closing Date;

          (f) the lenders under any senior credit facility accelerate the payment of principal or interest under such senior credit facility;

          (g) if the Payor shall (1) discontinue its business, (2) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (3) admit in writing its inability to pay its debts as they mature, (4) make a general assignment for the benefit of creditors, or (5) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law;

          (h) there shall be filed against the Payor an involuntary petition seeking reorganization of the Payor or the appointment of a receiver, trustee, custodian or liquidator of the Payor or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect;

          (i) if final judgment(s) for the payment of money in excess of an aggregate amount of $750,000 shall be rendered against the Payor and shall remain undischarged for a period of 30 consecutive days during which such judgment and any levy or execution thereof shall not have been effectively stayed or vacated; and

          (j) any violation of ERISA that could reasonably be expected to result in liability to the Payor in excess of $250,000. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

then, upon the occurrence of each and every such Event of Default (other than an Event of Default specified in Sections 4.1(f) or (g)) and at any time thereafter during the continuance of such Event of Default, the holders of at least a majority in the aggregate principal amount of the outstanding Debentures (including, without limitation, PIK Debentures) may, by written notice to the Payor declare the principal and accrued and unpaid interest on all Debentures to be immediately due and payable. If an Event of Default specified in Sections 4.1(f) or (g) occurs, the principal and accrued and unpaid interest on this Debenture and all other Debentures (including, without limitation PIK Debentures), shall ipso facto become due and payable without any declaration or other act on the part of the holders thereof. The holders of at least a majority in aggregate principal amount of the outstanding Debentures (including, without limitation, PIK Debentures) may, by notice to the Company rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto. ("Financing Documents" means the Purchase Agreement, the Registration Rights Agreement, the Warrant Agreement, the Stockholders' Agreement, the Escrow Agreement, the Management Rights Agreement, the Guaranty Agreement, and each document, certificate or instrument delivered in connection).

     4.2 Failure to Obtain Stockholder Consent. In addition to any other remedy available to the Payee hereunder (including acceleration of this Debenture), if the Company does not obtain the Required Stockholder Approval (as defined in the Purchase Agreement) before the earlier to occur of (i) the occurrence of an Event of Default or (ii) the date of the Company's next annual meeting of its stockholders, the Payor promises to pay a cash payment equal to seventeen percent (17%) of the Initial Amount per annum from such date until the occurrence of the Required Stockholder Approval.

     4.3 Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing and acceleration of this Debenture shall have occurred, the Payee may, among other things, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Purchase Agreement, or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon the Payee hereby or by the Purchase Agreement shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. 4.4 Waiver of Past Defaults. The holders of a majority in the aggregate principal amount of the outstanding Debentures (including, without limitation, PIK Debentures) may waive an existing Event of Default and its consequences. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

     4.5 Control by Majority. The holders of a majority in the aggregate principal amount of the outstanding Debentures (including, without limitation, PIK Debentures) may direct the time, method and place of conducting any proceeding for any remedy available to the holders of such Debenture.

SECTION 5. SUBORDINATION.

     5.1 Agreement to Subordinate. The Payor agrees, and each holder of Debentures by accepting a Debenture agrees, that the Indebtedness evidenced by the Debentures is subordinated in right of payment, to the extent and in the manner provided in this Section 5, to the prior payment in full of all Senior Indebtedness of the Payor and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Debentures shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Payor and only indebtedness of the Payor that is Senior Indebtedness of the Company shall rank senior to the Debentures in accordance with the provisions set forth herein.

     5.2 Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of t he assets of the Payor to creditors upon a total or partial liquidation or a total or partial dissolution of the Payor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Payor or its property:

          (a) holders of Senior Indebtedness of the Payor shall be entitled to receive payment in full of such Senior Indebtedness before holders of Debentures shall be entitled to receive any payment of principal or interest on the Debentures; and

          (b) until the Senior Indebtedness of the Payor is paid in full, any payment or distribution to which holders of Debentures would be entitled but for this Section 5 shall be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Debentures may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Debentures.

     5.3 Default on Senior Indebtedness. The Payor may not pay the principal of, premium (if any) or interest on the Debentures and may not otherwise repurchase, redeem or otherwise retire any Debentures (collectively, "pay the Debentures") if (a) any Senior Indebtedness of the Payor is not paid when due or (b) any other default on such Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case,
(i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Senior Indebtedness has been paid in full: provided, however, that the Payor may pay the Debentures without regard to the foregoing if the Payor receives written notice approving such payment from the Representative (as such term is defined in Section 5.12 below) of such Senior Indebtedness with respect to which either of the events set forth in clause (a) or (b) of this sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Senior Indebtedness of the Payor pursuant to which the maturity thereof may be accelerated immediately with further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Payor may not pay the Debenture for a period (a "Payment Blockage Period") commencing upon the receipt by the Payor of written notice (a "Blockage Notice") of such default from the Representative of such Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 180 days thereafter (or earlier if such Payment Blockage Period is terminated (a) by written notice to the Payor from the Person or Persons who gave such Blockage Notice, (b) by repayment in full of such Senior Indebtedness or (c) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Senior Indebtedness, the Payor may resume payments on the Debentures after the end of such Payment Blockage Period, including any missed payments. For purposes of this Section, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     5.4 Acceleration of Payment of Debentures. If payment of the Debentures is accelerated because of an Event of Default, the Payor shall promptly notify the holders of the Senior Indebtedness of the Payor (or their Representative) of the acceleration. If any Senior Indebtedness of the Payor is outstanding the Payor may not pay the Debentures until five Business Days after such holders or the Representative of such Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Debentures only if this Section 5 otherwise permits payment at that time.

     5.5 When Distribution Must Be Paid Over. If a distribution is made to holders of

Debentures that because of this Section 5 should not have been made to them, the holders of Debentures who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Payor and pay it over to them as their interests may appear.

     5.6 Subrogation. After all Senior Indebtedness of the Payor is paid in full and until the Debentures are paid in full, holders of Debentures shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to Senior Indebtedness. A distribution made under this
Section 5 to holders of such Senior Indebtedness which otherwise would have been made to holders of Debentures is not, as between the Payor and holders of Debentures, a payment by the Payor on such Senior Indebtedness.

     5.7 Relative Rights. This Section 5 defines the relative rights of holders of Debentures and holders of Senior Indebtedness of the Payor. Nothing in this
Section 5 of Debentures shall:

          (a) impair, as between the Payor and holders of Debentures, the obligation of the Payor, which is absolute and unconditional, to pay principal of (premium, if any) and interest on the Debentures in accordance with their terms; or

          (b) prevent any holder of Debentures from exercising its available remedies upon an Event of Default, subject to the rights of holders of Senior Indebtedness of the Payor to receive distributions otherwise payable to such holder of Debentures.

     5.8 Subordination May Not Be Impaired by Payor. No right of any holder of Senior Indebtedness of the Payor to enforce the subordination of the indebtedness evidenced by the Debentures shall be impaired by any act or failure to act by the Payor or by its failure to comply with this Section 5.

     5.9 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of the Payor, the distribution may be made and the notice given to their Representative (if any).

     5.10 Section 5 Not To Prevent Events of Default or Limit Right to Accelerate. The failure to make a payment pursuant to the Debentures by reason of any provision in this Section 5 shall not be construed as preventing the occurrence of an Event of Default. Nothing in this Section 5 shall have any effect on the right of the holders of Debentures to accelerate the maturity of the Debentures.

     5.11 Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each holder of a Debenture by accepting such Debenture acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Payor, whether such Senior Indebtedness was created or acquired before or after the issuance of the Debentures, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

     5.12 Definitions. As used herein, the following terms shall have the following meanings:

     "Representative" shall mean the trustee, agent or representative (if any) for any issue of Senior Indebtedness;

     "Senior Indebtedness" shall have the meaning set forth in Section 6.2 of the Purchase Agreement; and

     5.13 "Senior Subordinated Indebtedness" shall have the meaning set forth in
Section 6.2 of the Purchase Agreement.

SECTION 6. COVENANTS.

     The Payor agrees to comply with and of the covenants set forth in the Purchase Agreement (including, without limitation, Articles V and VI) and such covenants are incorporated herein by reference thereto.

SECTION 7. DEFENSES.

     The obligations of the Payor under this Debenture shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

SECTION 8. EXCHANGE OR REPLACEMENT OF DEBENTURE.

     8.1 The Payee may, at its option, in person or by duly authorized attorney, surrender this Debenture for exchange, at the principal business office of the Payor, and the Payee will receive in exchange therefor, a new Debenture or Debentures, as the case may be, in the same principal amount as the unpaid principal amount of this Debenture and bearing interest at the same annual rate as this Debenture, such new Debenture, or Debentures, as the case may be, to be dated as of the date of this Debenture and to be in such principal amount as remains unpaid and payable to such person or persons, or order, as the Payees may designate in writing.

     8.2 Upon receipt by the Payor of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Debenture, and (in case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Debenture, if mutilated, the Payor will deliver a new Debenture of like tenor in lieu of this Debenture. Any Debenture delivered in accordance with the provisions of this Section 8 shall be dated as of the date of this Debenture.

SECTION 9. EXTENSION OF MATURITY.

     Should the principal of or interest on this Debenture become due and payable on other than a Business Day, the maturity date thereof shall be extended to the next succeeding Business Day, and, in the case of principal, interest shall be payable thereon at the rate per annum herein specified during such extension.

SECTION 10. ATTORNEYS' AND COLLECTION FEES.

     Should any obligation of Payor under this Debenture (including without limitation, the Indebtedness or any part thereof, evidenced by this Debenture and interest or any part thereof) be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Debenture be placed in the hands of attorneys for collection, the Payor agrees to pay, in addition to principal and interest due and payable hereon, all reasonable costs of collection, including reasonable attorneys' fees and expenses, incurred by the Payee in collecting or enforcing this Debenture.

SECTION 11. WAIVERS.

     11.1 The Payor waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Debenture.

     11.2 No delay by any Payee in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by any Payee and then only to the extent set forth therein.

SECTION 12. AMENDMENTS AND WAIVERS.

     No provision of this Debenture may be amended or waived except if such amendment and waiver is in writing and is signed, in the case of an amendment, by the Payee, or, in the case of a waiver, by the holders of at least a majority in the aggregate principal amount of the outstanding Debentures (including, without limitation, PIK Debentures).

SECTION 13. GOVERNING LAW.

     This Debenture is made and delivered in, and shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

SECTION 14. NOTICES.

     All notices, consents, requests, reports, demands or other communications hereunder (collectively, "Notices") shall be in writing and may be given personally, by registered mail, fax or by Federal Express (or other reputable overnight delivery service):

         if to Payee, to it at:

         Cahill, Warnock Strategic Partners Fund, L.P.
         c/o Camden Partners, Inc.
         One South Street
         Suite 2150
         Baltimore, MD 21202
         Attention:  David L. Warnock
         Tel:  410.895.3800
         Fax:  410.895.3805
         with a copy to:

         Wilmer, Cutler & Pickering
         100 Light Street
         Baltimore, MD 21202
         Attention:  Jay Watkins, Esq.
         Tel:  410.986.2800
         Fax: 410.986.2828

         if to Infocrossing, Inc., to it at:

         2 Christie Heights Street
         Leonia, NJ  07605
         Attention:  Zach Lonstein
         Tel:  201.840.8717
         Fax:  201.840.7126

         with a copy to:

         White & Case LLP
         1155 Avenue of the Americas
         New York, New York 10036
         Attn: S. Ward Atterbury, Esq.
         Telephone:  212.819.8331
         Fax:  212.354.8113

or to such other address or such other person as the addressee party shall have last designated by notice to the other party. All Notices shall be deemed to have been given (i) when delivered personally, (ii) three (3) days after being sent by registered mail with proper postage prepaid, (iii) upon transmission by fax and receipt of confirmation of such transmission by the sender's fax machine, or (iv) one day after being sent by Federal Express (or other reputable overnight delivery service) with proper postage prepaid.

SECTION 15. SEVERABILITY.

     If any provision of this Debenture is held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Debenture or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, such provision shall automatically be amended to the extent (but only to the extent) necessary to make it not invalid, prohibited or unenforceable in such jurisdiction, without invalidating the remaining provisions of this Debenture or amending or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 16. ASSIGNMENT.

     Payor may not assign its rights or obligations hereunder to any Person, without the prior written consent of Payee, such consent shall not be unreasonably withheld. Payee may assign any of its rights and obligations hereunder to any one of its Affiliates. "Affiliate" means, with respect to (i) the Payor, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Payor; and (ii) the Payees, any current or former members of or any general or limited partners or retired partners of any of the Payees, or any Person or entity that directly or indirectly, through one or more intermediaries, controls, with the general partner of the Payees, the Payees. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

SECTION 17. NO IMPAIRMENT.

     The Payor will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, but will at all times in good faith use its reasonable best efforts to assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Payor against impairment due to such event. Without limiting the generality of the foregoing, the Payor will not consolidate with or merge into any other person or entity or permit any such person or entity to consolidate or merge into the Payor, unless such other person (or, in the case of a merger or consolidation in which the Company is the surviving entity, the person issuing the securities involved in such merger or consolidation) shall expressly assume in writing and will be bound by all terms of this Debenture.

                            (Signature page follows)

     IN WITNESS WHEREOF, the Payor has duly executed and delivered this Debenture as of the date first written above.

                                 INFOCROSSING, INC.



                                 By:
                                    --------------------------------------------
                                     Name:    Zach Lonstein
                                     Title:   Chief Executive Officer and
                                              Chairman of the Board of Directors